SUB-ITEM 77E
LEGAL PROCEEDINGS
Since February 2004, Federated
and related entities (collectively,
Federated) have been named
as defendants in several lawsuits,
that were consolidated into a
single action in the United
States District Court for the
Western District of Pennsylvania,
alleging excessive advisory fees
involving one of the
Federated-sponsored mutual funds.
Without admitting the validity of
any claim, Federated reached
a final settlement with the
Plaintiffs in these cases in
April 2011.